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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                             [VIALINK LOGO]

INVESTOR CONTACTS:

Will Creasman                                          Pondel/Wilkinson Group
Chief Financial Officer                                Julie Crandall/E. E. Wang
The viaLink Company                                    Investor Relations
(972) 934-5500                                         (310) 207-9300
                                                       investor@pondel.com


                 viaLINK CLOSES $12.7 MILLION PRIVATE PLACEMENT
                       INCLUDING MANAGEMENT PARTICIPATION

         DALLAS, TEXAS - FEBRUARY 7, 2001 - The viaLink Company (NasdaqNM: VLNK) today announced that it has closed on $10.7 million of a $12.7 million private placement of Series A 6% Convertible Preferred Stock and warrants. In the initial closing of $10.7 million, viaLink sold 3,920 shares of Series A Preferred at a price of $2,750 per share which initially converts into 3,920,000 common shares, and issued warrants to purchase an additional 3,920,000 common shares at $3.75 per share. Company management has invested $762,000 in this round, which is currently being held in escrow subject to shareholder approval. Twelve months following the closing, the Series A Preferred converts, at the Company's option, into common stock if the closing bid price exceeds $5.50 per share for twenty consecutive trading days.

         Upon shareholder approval and effectiveness of the registration statement covering the shares, the lead investor has committed to purchase an additional $2.0 million of Series A 6% Convertible Preferred Stock and warrants. The company intends to hold a special meeting of shareholders related to this financing as soon a practicable. Neither the Series A Preferred nor the common shares underlying the Series A Preferred or the warrants are currently registered under the Securities Act of 1933.

         "It is gratifying to have closed this round of financing in the current financing environment. We believe the capital raised at the completion of this round shall be sufficient to meet our current cash flow needs," said Lewis B. "Bucky" Kilbourne, viaLink's chairman and chief executive officer. "This additional cash, together with the cash received in December and the reduction in debt from the partial conversion of a note announced last week, provide viaLink with a much stronger balance sheet and the resources to execute our business plan toward meeting our recently announced revenue projections," added Bucky.

         Will Creasman, viaLink's chief financial officer, commented on the financing, "Management is showing its belief in viaLink by participating in the financing. We also welcome the strong support of our new investors."


                                     -more-

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         Additionally, viaLink announced the formal termination of its marketing alliance agreement with i2 Technologies, Inc., effective January 29, 2001.
"Under the terms of the now-terminated contract, i2 Technologies was to have generated substantial revenue for viaLink over the past year," said Kilbourne. "As no revenue was generated, the formal termination of the relationship will have no impact on viaLink or viaLink's sales efforts or revenue projections." Kilbourne also indicated the two companies might work together in the future, but only under mutually satisfactory conditions.

         viaLink's release of fourth quarter and full year 2000 financial results is scheduled for February 8, 2001.

About the viaLink Company

         The viaLink Company (NasdaqNM: VLNK) is a leading supply chain management company providing business-to-business electronic commerce services that enable bricks and mortar companies to manage their highly complex supply chain information. viaLink's core service, syncLink(SM), allows manufacturers, wholesalers, distributors, sales agencies (food brokers), retailers and foodservice operators to communicate and synchronize item, date, price and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. viaLink's additional services, which are all built on the syncLink foundation, include clearLink(SM), for item movement data, distribuLink(SM), for chain pricing data and sbtLink(SM), for scan based trading. For more information, visit viaLink's website: www.vialink.com.

This release contains forward-looking statements that involve risks and uncertainties. The viaLink Company now resembles a development stage company, which has commenced its planned operations but is only beginning to generate significant revenue. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are the failure of viaLink's services to achieve continuing market acceptance; the extent of viaLink's anticipated operating costs; viaLink's ability to sign additional customer contracts and/or retain existing customers; potential marketplace competition; potential need for additional capital; potential rapid technological change and the possible obsolescence of viaLink's services; dependence on certain key personnel; any threats to viaLink's proprietary claims to its technology, trademarks, or service marks; viaLink's reliance on customers for the accuracy of information in its database; viaLink's ability to deliver its services in a timely and secure manner and to protect its systems and facilities from damage, interruption and failures; viaLink's ability to manage its growth effectively; risks and uncertainties related to international operations; viaLink's dependence, directly or indirectly, on one or more major customers for a large portion of its revenues; as well as other factors detailed in viaLink's filings with the Securities and Exchange Commission in the preceding months.

None of the securities and warrants have been registered with the Securities and Exchange Commission. The securities and warrants may not be sold, nor may offers to buy be accepted, prior to the time the registration becomes effective. This announcement is neither an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state.

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